Exhibit 10.7

CHIEF FINANCIAL OFFICER EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on January 18th, 2021

BETWEEN

(1)	Regencell Bioscience Limited, registration number 2236362, a company which has its registered office at 11/F, First Commercial Building, 33-35 Leighton Road, Causeway Bay, Hong Kong (the “Company”); and

(2)	Chau, Tien Hsiang, holder of HKID number ******* (the “Chief Financial Officer”).

IT IS AGREED as follows:-

1.	Definitions

1.1	In this Agreement the following expressions have the following meanings:

“Board”	means the board of directors of the Company from time to time;

“Business”	means all and any trades or other commercial activities of the Company which the Employee has been informed of or concerned or involved with to any material extent at any time during his appointment by the Company which the Company carries on with a view to profit;

“Confidential Information”	means any and all information of the Company (irrespective of whether recorded in documentary form or otherwise and whether contained in a list, database or other form of storage) including but not limited to knowledge of proprietary Chinese medicine, prescriptions, techniques, skills and/or methods of Related Personnel financial information, investment history or strategies, business methods or affairs, corporate plans, management systems, marketing plans, finances, pricing information, suppliers, customers, new business opportunities or research and development projects of the Company and any and all trade secrets, secret formulae, processes and techniques, inventions, designs, know-how, improvements, discoveries, technical specifications, drawings, plans, or other technical information relating to the creation, production or supply of any past, present or future product or service of the Company disclosed to the Chief Financial Officer during the course of the Employment, which the Chief Financial Officer knows or ought reasonably to have known to be confidential, concerning the business and/or affairs of the Company or its subsidiary or its customers;

“Chinese Medicine Practitioners”	means Chinese medicine practitioners registered and listed under the Chinese Medicine Ordinance (Chapter 549, the laws of Hong Kong);

“Directors”	means the directors of the Company from time to time;

“Employment”	means the Chief Financial Officer’s employment in accordance with the terms and conditions of this Agreement;

“Hong Kong”	means Hong Kong Special Administrative Region of the People’s Republic of China;

“Parties”	means collectively the Company and the Chief Financial Officer, or any of them a ‘Party’;

“Related Personnel”	means (i) the Directors; (ii) officers, employees, consultants, agents and representatives of the Company; (iii) listed Chinese Medicine Practitioner Mr. AU Sik Kee (區錫機) (listing number: 05950); and (iv) all other listed Chinese Medicine Practitioners engaged by the Company (if any);

“USA”	means the United States of the America; and

“Working Day”	means Monday to Friday excluding statutory holidays, a day on which banks generally are open in Hong Kong for transaction of normal banking business.

1.2	In this Agreement, unless the context otherwise requires, words denoting a singular number only shall include the plural and vice versa and words denoting the masculine gender shall include the feminine and vice versa.

1.3	The heading in this Agreement are inserted only for convenience and shall not affect its construction.

1.4	Any reference in this Agreement to an Ordinance shall be deemed to include any statutory modification or re-enactment thereof.

1.5	Any reference to person shall include body corporate, unincorporated body and individual.

2.	Appointment and Job Description

2.1	Conditional upon the Chief Financial Officer’s production to the satisfaction of the Company valid identification documents, valid employment visa (where applicable) or proof of permanent residency in Hong Kong on his capacity and eligibility to work in Hong Kong and upon the completion of a positive background check, including but not limited to the verification of employment history and professional qualifications of the Chief Financial Officer, at the Company’s sole and absolute discretion (the “Conditions Precedent”), the Company shall employ the Chief Financial Officer and the Chief Financial Officer shall serve the Company as its chief financial officer subject to and upon the terms of this Agreement.

2.2	Subject to Clause 11, the Chief Financial Officer shall diligently and faithfully and to the best of his skill and ability serve the Company and perform all of the following duties:

(a)	Proactively identify and establish contact with target investors, organizing and preparing investor meeting (including briefing company’s CEO), and leading and/or moderating such meetings;

(b)	Serve as the key point of contact for the investor community, developing close relationships and opportunities to influence via a detailed IR communication strategy;

(c)	Formulate financial policies and strategies for the Company;

(d)	Work closely with the senior executives to lead and drive the commercial growth and success of the company;

(e)	Manage relationships with banks and financial institutions in relation to fund-raising activities and transactional platforms;

(f)	Ensure effective internal controls, compliance of all accounting, financial, US and HK regulatory reporting and tax laws, regulations, policies, standards, obligations, requirements and all systems of all relevant jurisdictions;

(g)	Ensure compliance with applicable GAAP reporting requirements, SEC filings, proxy statements and organizing conference calls and annual meetings;

(h)	Drive strategic initiatives and preparing in full alignment with CEO, the content for board meetings, board reporting, treasury management and cash flow management;

(i)	Strategically plan and optimize the mix of shareholders in subsequent funding rounds;

(j)	Follow up on information requests/due diligence requests by investors; and

(k)	Collaborate on ad-hoc projects as required.

2.3	The Employment shall begin on 18th January 2021 or upon the fulfilment of all of the Conditions Precedent unless waived by the Company in its sole and absolute discretion, whichever is the later (the “Effective Date”), and will be subject to a probation period of six (6) months. The Employment shall continue on an annual basis until terminated in accordance with the provisions of Clause 12 herein.

2.4	The Chief Financial Officer represents and warrants that he is not bound by or subject to any court order, agreement, arrangement, commitment or undertaking which is in any way restricts or prohibits him from entering into this Agreement or from performing his duties hereunder.

3.	Duties

3.1	During the Employment, the Chief Financial Officer shall:

(a)	diligently and faithfully and to the best of his skill and ability serve the Company and perform all such duties (including but not limited to those stipulated in Clause 2.2 of this Agreement) and exercise all such powers as are lawfully and properly assigned to him from time to time by the CEO and Board;

(b)	comply with all directions lawfully and properly given to him by the CEO and Board;

(c)	unless prevented by sickness, injury or other incapacity, devote all of his working hours, attention and abilities to the Business of the Company for which he is required to perform duties;

(d)	use his best endeavors to protect, promote and act in the best interests of the Company;

(e)	promptly provide the Board with all such information and answer as he may require in connection with the business or affairs of the Company for which he is required to perform duties;

(f)	comply with all laws and regulations applicable to the Chief Financial Officer or the Employment and any codes of conduct, policies or rules adopted by the Company from time to time.

3.2	The Chief Financial Officer’s normal working hours shall be 09:00 hours to 18:00 hours from Monday to Friday but may be subject to change. The Chief Financial Officer acknowledges and agrees that working on Saturday and Sunday may be required. Under these circumstances, an irregular rest day shall be appointed by the Employer and the Chief Financial Officer’s normal working hours may be amended by the Company.

3.3	The Chief Financial Officer’s normal place of work is the Company’s office in Hong Kong unless and until the Chief Financial Officer is relocated at the request of the Company.

3.4	The Chief Financial Officer agrees to travel outside Hong Kong as may be required for the proper performance of his duties under the Employment.

4.	Salary and Bonus

4.1	The Chief Financial Officer’s monthly salary is Hong Kong Dollars Eighty Five Thousand (HK$85,000), less any deductions or withholdings required by law (“Base Salary”). Any revision to the Base Salary shall be at the absolute discretion of the Company.

4.2	The Chief Financial Officer’s Base Salary shall accrue on a daily basis, and shall be payable in arrears on the last day of each month during the Employment, provided that if the Employment is terminated prior to the end of a month the Chief Financial Officer shall only be entitled to a proportionate part of such Base Salary in respect of the period of employment during the relevant month up to the date of termination.

4.3	Subject to the absolute discretion of the Board and on completion of the first twelve (12) months’ service, the Chief Financial Officer is entitled to stock options of the Company (if approved) to be determined before IPO but with a vesting period not less than twelve (12) months.

4.4	Subject to the Board’s discretion and determination, the Chief Financial Officer may be entitled to an annual performance bonus in such sum as may be determined by the Board at its absolute discretion on completion of every twelve (12) months’ service (“Discretionary Bonus”). The payment of Discretionary Bonus for a year does not imply any entitlement to Discretionary Bonus in any other year.

4.5	The Chief Financial Officer shall be reimbursed for all out-of-pocket expenses necessarily and reasonably incurred by him in the proper performance of his duties, which expenses shall be evidence in such manner as the Board may require.

5.	Pension

The Chief Financial Officer must join the Company’s Mandatory Provident Fund Scheme (the “Scheme”), subject to the terms and conditions of the Scheme from time to time in force.

6.	Annual Leave

6.1	The Chief Financial Officer is entitled to fifteen (15) Working Days’ paid holiday (inclusive of relevant statutory annual leave) per year upon completion of the 6-month probation period (plus statutory holidays in Hong Kong.)

6.2	Annual leave must be taken with the Company’s prior written approval at such time or times convenient to the Company.

6.3	To the extent permitted by applicable law, untaken holiday entitlement may not be carried forward to a future calendar year and the Chief Financial Officer has no entitlement to be paid in lieu of accrued but untaken holiday.

6.4	On termination of the Employment, the Chief Financial Officer will be paid in lieu of any accrued and untaken annual leave in respect of the final calendar year of the Employment. Payment in respect of any accrued and untaken annual leave entitlement in excess of statutory annual leave entitlement will be based on the Chief Financial Officer’s annual Base Salary only.

6.5	If on termination of the Employment, the Chief Financial Officer has taken more Working Days’ paid annual leave than his accrued entitlement, the Company is authorized to deduct the appropriate amount from his final salary.

7.	Taxes

7.1	The Chief Financial Officer shall be responsible for filing tax returns and payment of all taxes that may be imposed by reason of his receipt of Base Salary, Discretionary Bonus and any other benefits referred to in or contemplated under this Agreement.

7.2	Nothing in this Clause 7 limits the rights of the Company to withhold or make deductions from amounts payable to the Chief Financial Officer under this Agreement that are required by law.

8.	Sickness and Other Incapacity

8.1	Subject to the Chief Financial Officer’s compliance with the Company’s policy on notification and certification of periods of absence from work, the Chief Financial Officer will continue to be paid his salary during any period of absence from work due to sickness, injury or other incapacity, up to the maximum number of paid sickness days to which the Chief Financial Officer is entitled under the Employment Ordinance (Chapter 57, the laws of Hong Kong) at the time of absence.

8.2	The Chief Financial Officer shall not be paid during any period of absence from work (other than due to holiday, sickness, injury or other incapacity) without the prior written permission of the Company.

8.3	If on termination of Employment, the Chief Financial Officer has taken more Working Days’ paid sick leave than his accrued entitlement by law, the Chief Financial Officer must repay the un-accrued sick leave pay, which may (at the sole and absolute discretion of the Company) be repaid by way of deduction from any monies due to the Chief Financial Officer on termination of the Employment. The Company is authorized to deduct the appropriate amount from his salary.

9.	Conflict of Interests

9.1	During the Employment the Chief Financial Officer shall not (without the Company’s prior written consent) be directly or indirectly employed, engaged, concerned or interested in any other business activity, trade or occupation that competes with the company.

9.2	The Chief Financial Officer confirms that, to the best of his knowledge, he has fully disclosed to the Company all circumstances in respect of which there is a conflict of interest between the Company and the Chief Financial Officer or any connected person. As soon as the Chief Financial Officer is aware of any such conflict of interest arises during the Employment, the Chief Financial Officer shall promptly inform the Company of such conflict and provide confirmation in writing.

10.	Confidentiality

10.1	The Chief Financial Officer hereby irrevocably acknowledges and agrees:

(a)	that all communications between the Company and the Chief Financial Officer and all information and other materials supplied to or received by any Party from the other Party which is either marked ‘Confidential’ or is by its nature intended to be for the knowledge of the recipient alone, and all information concerning the business transactions and the financial arrangements of the Company with any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be strictly kept confidential by the Chief Financial Officer;

(b)	that the Confidential Information is valuable to the Company;

(c)	that the Chief Financial Officer is provided with access to Confidential Information so that the Chief Financial Officer is properly able to carry out the duties pursuant to this Agreement;

(d)	that the Chief Financial Officer owes, without limitation, a duty of trust and confidence to the Company and a duty to act at all times during his Employment in the best interests of the Company;

(e)	that the disclosure of any Confidential Information to any person or company including customer, actual or potential competitor of the Company (whether a person or company is a potential competitor of the Company is subject to the Company’s absolute discretion), or any third party may seriously jeopardize the Company’s position and may cause immeasurable damage to the Company and therefore the restrictions contained in Clause 10 of this Agreement are reasonable to protect the interest of the Company.

10.2	The Chief Financial Officer undertakes that he shall keep secret and shall not at any time (whether during the Employment or thereafter) divulge, communicate to person or use any Confidential Information for his own or another’s advantage, or reveal to any person, including but not limited to his spouse, family members and friends, firm, company or organization, and shall use his best endeavors to prevent the publication or disclosure of, any Confidential Information.

10.3	The restrictions in this clause shall not apply:

(a)	to any disclosure or use authorized by the Company or required by the Employment;

(b)	to disclosure to the extent required by law, provided that the Chief Financial Officer:

(i)	provides the Company with as much prior written notice as possible of such a requirement so that the Company may seek a protective order or other appropriate remedy, to the extent permitted; and

(ii)	reveals only that part of the Confidential Information which he is legally obliged to disclose;

(c)	to information or knowledge which has come into the public domain without fault on the part of the Chief Financial Officer.

10.4	Clause 10 of this Agreement shall survive notwithstanding termination of this Agreement.

10.5	In the event the Chief Financial Officer fails to observe or comply with Clause 10 of this Agreement, the Company may institute legal proceedings against the Chief Financial Officer or take whatever action that the Company may deem appropriate to protect its rights over the Confidential Information including but not limited to seeking injunctive relief and/or monetary damages.

10.6	All notes, memoranda, correspondences, emails, written and unwritten records and writings made by the Chief Financial Officer in relation to the business of the Company or concerning any of his dealings or affairs or the dealings or affairs of any clients or customers of the Company, including all intellectual property rights thereof, shall be and shall remain the property of the Company and shall be handed over by him to the Company from time to time on demand and in any event upon his termination of the Employment and the Chief Financial Officer shall not retain any copy thereof.

11.	Restrictions on the Chief Financial Officer

11.1	The Chief Financial Officer undertakes to the Company that at any time during the term of the Employment and for a period of eighteen (18) months after expiry or termination of this Agreement, whichever is later, he shall not:

(a)	either on his own account or in conjunction with or as an agent or in such other capacity on behalf of any person, firm or company, carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent, consultant, adviser or otherwise in carrying on any business in direct or indirect competition with the Company. Whether a business is in direct or indirect competition with the Company is subject to the Company’s absolute discretion. Such discretion shall not be unreasonably exercised;

(b)	either on his own account or in conjunction with or on behalf of any other person, firm or company solicit or entice away or attempt to solicit or entice away from the Company the customer of any person, firm, company or organization who is or shall at any time within two (2) years prior to such cessation have been a customer, client, identified prospective customer or client, representative, agent or correspondent of the Company;

(c)	either on his own account or in conjunction with or on behalf of any other person, firm or company solicit or entice away or attempt to solicit or entice away from the Company any person who is or shall have been at the date of or within two (2) years prior to such cessation a director, officer, manager, consultant or employee of the Company whether or not such person would commit a breach of contract by reason of leaving such employment;

(d)	receive on his own account or in conjunction with or on behalf of any other person, firm or company any benefit (monetary or otherwise), directly or indirectly, from the prospective investor, investor or any related persons (including their respective shareholders, directors, officers, employees).

12.	Termination

12.1	During the six-month (6) probation period, seven (7) days’ prior written notice or payment in lieu of notice (“Payment in Lieu”) should be given by either Party. After the probation period and upon confirmation of employment, either Party may terminate the Employment by giving the other three (3) month’s prior written notice or Payment in Lieu.

12.2	For the avoidance of doubt, the Chief Financial Officer shall not be entitled to receive any payment in addition to the Payment in Lieu in respect of any leave entitlement that would have accrued during the period for which the Payment in Lieu is made. The Payment in Lieu shall be subject to such deductions as may be required by law and shall be made in full and as final settlement of any claims (other than statutory claims) either Party may have against the other Party arising from the Employment or the termination thereof.

12.3	The Company may also terminate the Employment immediately and with no liability to make any further payment to the Chief Financial Officer (other than in respect of amounts accrued due at the date of termination and any amount required by law) if the Chief Financial Officer:

(a)	commits any serious or repeated breach of any of his obligations under this Agreement or his Employment;

(b)	is guilty of serious misconduct which, in the Company’s reasonable opinion, has damaged or may damage the business or affairs of the Company;

(c)	is guilty of conduct which, in the Company’s reasonable opinion, brings or is likely to bring him and/or the Company into disrepute;

(d)	is convicted of a criminal offence;

(e)	is declared bankrupt or is being filed against a petition for bankruptcy order;

This clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Employment summarily.

Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.

12.4	On termination of the Employment for whatever reason (and whether in breach of contract of otherwise) the Chief Financial Officer shall:

(a)	as soon as possible deliver to the Company originals and copies of all books, documents, computer records, materials, notes, memoranda, statements, files, computer hardware/software, and any other property regardless of form, format or media, relating to the business of or belonging to the Company which is in his possession or under his control. The Chief Financial Officer is not entitled to retain copies or reproductions of any such property;

(b)	as soon as possible resign from any office he holds with the Company without any compensation for loss of office.

12.5	The Chief Financial Officer shall not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the affairs of the business of, or employed by, the Company.

12.6	The Chief Financial Officer shall not at any time after termination of the Employment contact, approach, liaise, communicate with or solicit business from any of the Company’s customers.

13.	Miscellaneous

13.1	This Agreement, together with any other documents referred to in this Agreement, supersedes all other agreements both oral and in writing between the Company and the Chief Financial Officer and for any terms of employment previously in force between the Company and the Chief Financial Officer, if any, whether or not on a legal or formal basis (which shall be deemed to have been terminated by mutual consent). The Chief Financial Officer acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Chief Financial Officer’s contract of employment. Nothing in this clause shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation by a Party.

13.2	If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by law, all other provisions of this Agreement shall nevertheless remain in full force.

13.3	Unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement, and whether so provided in this Agreement or not, no consent of third party is required for the amendment to (including the waiver or compromise of any obligation), rescission of or termination of this Agreement.

13.4	This Agreement shall be governed by, and interpreted in accordance with, Hong Kong law.

13.5	Except as expressly provided otherwise in this Agreement, the courts of Hong Kong are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with this Agreement. For such purposes each Party irrevocably submits to the jurisdiction of the Hong Kong courts.

13.6	Any notice, claim, demand, court process or other communication under this Agreement (collectively “communication” in this Clause 13.6) may be served or given personally or sent to the address stated after the relevant party’s name at the beginning of this Agreement or to such other address as may from time to time be notified in writing by one party to the other with specific reference to this Agreement, by the following means and the addressee of such communication shall be deemed to have received the same within the time stated adjacent to the relevant means of dispatch:

Means of dispatch	Time of deemed receipt
Local mail or courier	24 hours
Air courier/Speedpost	3 days
Airmail	5 days

A communication served in accordance with this Clause 13.6 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or dispatched to the addressee’s address.

Nothing in this Clause 13.6 shall preclude the service of communication or the proof of such service by any mode permitted by law.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first written above

The Chief Financial Officer
SIGNED by Chau, Tien Hsiang	)	/s/ Tien Hsiang Chau
)
holder of HKID number ********	)
)
in the presence of: James Chung	)	/s/ James Chung

The Company
SIGNED by AU, Yat-Gai	)	/s/ Yat-Gai Au
for and on behalf of	)
Regencell Bioscience Limited	)
)
in the presence of: James Chung	)	/s/ James Chung